EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of February 22, 2016,  by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock, par value $0.001 per share, of Angie’s List, Inc. is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

VAJRA FUND III, LLC
By:	Vajra Asset Management, LLC, its manager

By:	/s/ Michael Brodsky
Name:	Michael Brodsky
Title:	Managing Member

VAJRA ASSET MANAGEMENT, LLC

By:	/s/ Michael Brodsky
Name:	Michael Brodsky
Title:	Managing Member

MICHAEL BRODSKY

/s/ Michael Brodsky